EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES REDUCED THIRD QUARTER 2005 RESULTS

Lake Mary, Florida, October 20, 2005 - Bairnco Corporation (NYSE-BZ) today reported reduced operating results for the third quarter 2005 as compared to the same period last year. Sales were down 2.5% to $39,668,000, income from continuing operations decreased from $860,000 to $215,000 and diluted earnings per share from continuing operations decreased from $.11 to $.03.

Performance

Sales in the third quarter 2005 decreased 2.5% to $39,668,000 from $40,675,000 in 2004. Arlon's Electronic Materials sales increased 8.0% due primarily to increased activity in the wireless telecommunications markets. Arlon’s Coated Materials sales were lower by 10.5% as foreign sales and certain automotive and industrial markets have remained weak. Kasco's sales increased 0.7% from the third quarter 2004 due to continued growth in North American service and repair revenue as well as improved U.S. export markets. Kasco’s European sales were down 6.9%, primarily the result of weakness in the French market.

Gross profit decreased 8.5% to $10,557,000 from $11,533,000 on lower sales and production volumes and higher relocation and closing costs in the third quarter of 2005 versus 2004. The gross profit margin as a percent of sales decreased to 26.6% from 28.4%. Plant level gross profit at the recently opened Arlon Coated Materials San Antonio facility was a loss of approximately $300,000 versus an expected profit of $300,000 due to poor production scheduling, increased scrap, inefficient labor and increased raw material costs. Management was changed. Signs of improvement were evident by the end of September. Kasco successfully completed the transition of the majority of its production and equipment to Mexico and was in full operation by the end of the third quarter. The costs of relocation in the third quarter were approximately $450,000 versus the forecast of $400,000. The China manufacturing facility continued to progress but had only a minor impact on gross profit due to the delay in permitting and licensing. The third quarter 2004 gross profit was reduced by $263,000 from relocation and closing expenses related to the consolidation of Arlon’s Coated Material’s businesses.

Selling and administrative expenses increased slightly to $10,189,000 in 2005 as compared to $10,156,000 in 2004. As a percent of sales, selling and administrative expenses increased from 25.0% in 2004 to 25.7% in 2005. 2005 includes $83,000 of increased expenses related to the development of the new China plant.

Net interest expense was $38,000 in 2005 as compared to $149,000 in 2004 due to the reduced outstanding borrowings.

The effective tax rate for the third quarter 2005 was 35.0% compared to 30.0% in 2004.  Income from continuing operations was $215,000 as compared to $860,000 in the third quarter of 2004. Diluted earnings per common share from continuing operations decreased to $.03 from $.11 in 2004. The Corporation repurchased 86,568 shares for $943,740 on the open market during the third quarter 2005.

Net income for the third quarter 2004 was $25,555,000 reflecting the impact of the $24,695,000 contingent asset settlement of the NOL Lawsuit. Diluted earnings per share of common stock from the settlement was $3.25 for the quarter ended October 2, 2004

Sales for the first nine months of 2005 were down $1,074,000 to $123,878,000 from $124,952,000 in 2004 due primarily to the weak third quarter.  Gross profit decreased 1.2% to $35,839,000 from $36,274,000 due to lower third quarter sales. Selling and administrative expenses increased 2.3% to $31,549,000 from $30,829,000. Income from continuing operations decreased 16.0% to $2,726,000 from $3,245,000 and diluted earnings per share from continuing operations decreased 16.3% to $.36 from $.43 in 2004. Net income for the first nine months of 2004 was $27,940,000 reflecting the impact of the $24,695,000 settlement of the NOL Lawsuit.

#

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:    Kenneth L. Bayne, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 227

#

Comparative Results of Operations  (Unaudited)

	Quarter Ended		Nine Months Ended
Condensed Income Statements	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net sales	$39,668,000	$40,675,000	$123,878,000	$124,952,000
Cost of sales	29,111,000	29,142,000	88,039,000	88,678,000
Gross profit	10,557,000	11,533,000	35,839,000	36,274,000
Selling and administrative expenses	10,189,000	10,156,000	31,549,000	30,829,000
Operating profit	368,000	1,377,000	4,290,000	5,445,000
Interest expense, net	38,000	149,000	97,000	548,000
Income before income taxes	330,000	1,228,000	4,193,000	4,897,000
Provision for income taxes	115,000	368,000	1,467,000	1,652,000
Income from continuing operations	215,000	860,000	2,726,000	3,245,000
Income from spun off subsidiary	--	24,695,000	--	24,695,000
Net Income	$ 215,000	$25,555,000	$ 2,726,000	$ 27,940,000
Basic Earnings per Share of Common Stock from Continuing Operations	$ 0.03	$ 0.12	$ 0.37	$ 0.44
Basic Earnings per Share of Common Stock from Spun Off Subsidiary	--	3.35	--	3.36
Basic Earnings per Share of Common Stock	$ 0.03	$ 3.47	$ 0.37	$ 3.80
Diluted Earnings per Share of Common Stock from Continuing Operations	$ 0.03	$ 0.11	$ 0.36	$ 0.43
Diluted Earnings per Share of Common Stock from Spun Off Subsidiary	--	3.25	--	3.28
Diluted Earnings per Share of Common Stock	$ 0.03	$ 3.37	$ 0.36	$ 3.71

Basic Average Common Shares	7,346,000	7,368,000	7,379,000	7,355,000
Diluted Average Common Shares	7,612,000	7,587,000	7,649,000	7,527,000

#

Condensed Balance Sheets	October 1, 2005	Dec 31, 2004
ASSETS

Cash	$ 4,275,000	$ 3,451,000
Accounts receivable, net	25,357,000	24,912,000
Inventories	27,313,000	24,964,000
Other current assets	8,030,000	7,702,000
Total current assets	64,975,000	61,029,000
Plant and equipment, net	35,154,000	34,429,000
Cost in excess of net assets of purchased businesses, net	14,454,000	14,542,000
Other assets	7,721,000	8,781,000
Total Assets	$122,304,000	$118,781,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 3,598,000	$ 1,030,000
Current maturities of long-term debt	152,000	663,000
Accounts payable	10,887,000	10,601,000
Accrued expenses	9,757,000	10,515,000
Total current liabilities	24,394,000	22,809,000
Long-term debt	2,217,000	231,000
Other liabilities	11,426,000	10,974,000
Stockholders’ investment	84,267,000	84,767,000
Total Liabilities and Stockholders’ Investment	$122,304,000	$118,781,000

#